Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of September 2, 2011, by and among EASTERN INSURANCE HOLDINGS, INC., a Pennsylvania corporation (“Buyer”), and Scott C. Penwell (collectively, the “Seller”).

WITNESSETH:

WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller, 5,000 shares of common stock of the Buyer (the “Shares”) on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the representations, warranties, promises, covenants, and agreements hereinafter contained and intending to be legally bound, the parties hereby agree as follows:

1. SALE AND TRANSFER OF SHARES; CLOSING

1.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer to Buyer, and Buyer will purchase from Seller the Shares.

1.2 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Shares will be $66,000.00.

1.3 Closing. The purchase and sale of the Shares (the “Closing”) provided for in this Agreement will take place by use of the mail, express delivery service and wire transfer and shall occur within 10 business days after the date of this Agreement.

1.4 Closing Obligations. At the Closing:

(a) Seller will deliver (or cause to be delivered) to Buyer certificates representing the Shares, duly endorsed by Seller, as applicable (or accompanied by duly executed stock powers) or alternatively shall direct the transfer agent for Buyer to transfer the Shares on its book and records to Buyer;

(b) Buyer will deliver (or cause to be delivered) to Seller the Purchase Price in immediately available funds by wire transfer to an account specified by the Seller;

2. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

2.1 Authority, No Conflict

(a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by laws regarding bankruptcy, insolvency and other creditors’ rights, and by principles of equity. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform their obligations under this Agreement.

(b) Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), result in the imposition or creation of any encumbrance upon or with respect to any of the Shares.

2.2 Title. Seller is the record and beneficial owner and holder of the Shares it proposes to sell hereunder, free and clear of all liens and encumbrances.

3. DIRECTION TO AMERICAN STOCK TRANSFER COMPANY

3.1 Transfer of Shares. Delivery to American Stock Transfer & Trust Company, as transfer agent for the Buyer, of an executed copy of this Agreement, shall constitute the express direction of the parties to American Stock Transfer & Trust Company to make the transfer of the Shares on its books and records from Seller to Buyer in the amount set forth above.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:

EASTERN INSURANCE HOLDINGS, INC.

By	/s/ Kevin M. Shook
Name:	Kevin M. Shook
Title:	Executive Vice President and Chief Financial Officer

SELLER:

/s/ Scott C. Penwell
Scott C. Penwell